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The Board of Directors
Preferred Employers Holdings, Inc.




     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                  KPMG Peat Marwick LLP



Miami Florida
FEBRUARY 3, 1997